Exhibit 99.1

      First Consulting Group Reports Third-Quarter 2004 Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--Oct. 21, 2004--First
Consulting Group (FCG) (NASDAQ: FCGI):

    --  Reports Third-Quarter Net Revenue of $66.0 Million and EPS of
        $0.05

    --  Continued Strong Balance Sheet; Cash Increases to $47.1
        Million and No Debt

    FCG (NASDAQ: FCGI), a leading provider of outsourcing, consulting and systems implementation and integration services to the health-related industries, today reported financial results for the third quarter ended September 24, 2004.

    Third-Quarter Performance

    Revenues before out-of-pocket reimbursements ("net revenues") for the third quarter of 2004 were $66.0 million, down 2.8% from $67.9 million in the prior quarter, and slightly up from $65.8 million in the third quarter of 2003. The decrease in revenues compared to the second quarter was primarily due to normal seasonality in FCG's project business coupled with lower subcontractor revenue and a transfer of one small application to a client in outsourcing.
    FCG reported net income of $1.3 million, or $0.05 per share, for the third quarter of 2004, compared to a net income of $1.0 million, or $0.04 per share, in the prior quarter, and a net loss of $4.5 million, or $0.18 per share, in the third quarter of 2003, which included $4.2 million of pretax severance costs and facility reserves.

    Cash Position

    Total cash and investments increased to $47.1 million at the end of the third quarter of 2004, compared to $45.1 million in the prior quarter. Days sales outstanding increased slightly to 40 days in the third quarter of 2004, compared to a record low 38 days in the second quarter of 2004. FCG has no long-term debt.
    Luther Nussbaum, FCG's chairman and chief executive officer, said, "We have now put together four consecutive quarters of solid performance and have demonstrated more consistent and predictable profitability. We are optimistic about our opportunities to drive new outsourcing deals and are well positioned with several potential transactions over the next several quarters. We remain intensely focused on bringing Life Sciences closer to breakeven during the fourth quarter of 2004 and the first quarter of next year through a combination of revenue growth, offshore cost shifting and cost reduction. We continue to see revenue growth opportunities across many of our practice areas and expect that we can leverage our current expense structure as we continue to set the stage for and experience revenue growth."
    Steve Heck, FCG's president, added, "My focus has been on sales effectiveness and developing our value proposition. With our continued development of offshore and offsite resources, coupled with our strong onsite expertise and continued focus on positive outcomes for our clients, our value proposition is very compelling. We offer a broad range of low cost services designed to significantly improve our clients' performance while mitigating their risk."

    Business Area Update

    FCG is providing the following performance summary for each business area during the third quarter of 2004:

    Healthcare: The Company's Health Delivery and outsourcing businesses continue to perform well and over two-thirds of FCG's revenue is derived from this sector. Recently, the Company has combined its healthcare delivery services, Meditech services and Outsourcing services under one common leader, Dr. Mitch Morris. This combination yields a client-focused view as an increasing percentage of the health delivery sector desires a combination of low-cost, high-quality project services along with an outsourcing relationship. By eliminating silos between practice areas, FCG has created one of the most flexible and multidimensional service models in the Health Delivery industry.
    The Health Delivery practice continues to actively recruit and hire additional resources. Demand for implementation related staff continues to be strong and the firm is aggressively recruiting for these skills in the United States and India. FCG's blended shore project capabilities are in place and are yielding compelling low-cost, high-value propositions for the firm's clients.
    The initial implementation of FirstGateways(TM) is nearly complete. There are several FirstGateways opportunities and the Company expects to have three implementations either completed or in progress by the end of the first quarter of 2005.

    Health Plans: In Health Plans, FCG is going to market with four key offerings: blended shore software implementation projects, FirstOps(TM) pended claims reviews, application maintenance, and IT Outsourcing in mid-size Plans. While the Company remains optimistic about the potential of its offerings in this section, FCG expects Health Plans to experience flat revenues in the fourth quarter of 2004 and modest growth in the first half of 2005 with upside related to an emerging outsourcing pipeline.

    Outsourcing: The Company announced the signing of a new Outsourcing agreement commencing October 1, 2004. This agreement is expected to generate more than $12 million in revenue over the next two years. The Company indicated that its pipeline for Outsourcing is growing across all of its client types and that it expects to close another small transaction during the fourth quarter of 2004. FCG's unique approach to transformational outsourcing is designed to fund its client's technology investments in new systems through improved project and operate economics. This proven value proposition reduces the client's risk of executing its technology conversion. Outsourcing continues to be a cornerstone of the Company's revenue and earnings growth plans for the future.

    Life Sciences: The turnaround in Life Sciences is tracking and the practice expects to make steeper progress in the fourth quarter of 2004 and early 2005. The R&D effort to develop the new version of FirstDoc(TM) was successfully completed during the third quarter. The completion of this development coupled with the movement of ongoing development and support for FirstDoc offshore is expected to reduce quarterly R&D expense in Life Sciences by about $500,000. FirstDoc continues to be the market leader in enterprise regulatory compliance software with significant room to expand sales within the five-component suite. Further, the Company is actively marketing FCG capabilities such as help desk, data center, and integration services.

    Software Companies: Paragon continues to grow rapidly and it is solidly profitable. The Company has 726 associates combined in both India and Vietnam. FCG India has recently obtained SEI CMMi Level 5 certification and is now one of a small number of companies in the world with that level of certification. Operations in Bangalore, India serve both the Paragon Software Development clients and FCG's healthcare and life sciences clients. This shared services approach provides strong offshore support to the Company's vertical segments.

    Outlook

    FCG remains optimistic about its prospects through the balance of 2004 and into 2005. The Company currently expects that its profitability will continue to improve in the fourth quarter of 2004 and through the first half of 2005, primarily by reducing its losses in Life Sciences and by reducing or eliminating the underabsorbed costs in its Nashville, Tennessee help desk and data center facilities. The Company is not including any new Outsourcing transactions in these expectations and any new engagements would be upside potential depending on their timing. Finally, FCG noted that the Company's fiscal calendar has one extra week in the fourth quarter. This will result in a slight cash balance decline due to an extra payroll period in the quarter.

    Third Quarter 2004 Conference Call

    FCG will hold an investor conference call to discuss third quarter of 2004 results on Thursday, October 21, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). This call is being webcast by CCBN and can be accessed at FCG's Web site at www.fcg.com. The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the future prospects of FCG's business, and continued demand for FCG's outsourcing and consulting services and products, in healthcare, health plans and life sciences;
(ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG's ability to gain closure on its pipeline of new business during the fourth quarter of 2004 and the first half of 2005;
(iv) the ability of FCG to incorporate and deliver a low cost, high quality onsite/offshore/onshore approach through its offshore businesses; (v) FCG's anticipated financial and operating performance for 2004 and 2005, including its ability to continue to achieve profitability and reach growth and profitability targets discussed in this release; (vi) FCG's ability to leverage its current cost base if growth in revenues occurs; and (vii) FCG's ability to return to profitability in its Life Sciences practice and increase profitability in its Outsourcing practice. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel to achieve growth, revenue and profitability goals; (d) the ability of FCG to increase its sales effectiveness; (e) the ability of FCG to maintain or reduce general and administrative expenses, increase profitability in Outsourcing, close new projects in the Health Plan practice and return to profitability in the Life Sciences practice; (f) the ability of FCG to integrate acquisitions and continue to realize positive earnings contributions from those acquisitions; (g) the ability of FCG to deliver services from a global operations base, including India, Vietnam and Europe; (h) the ability of FCG to create products that meet its clients' needs and to release those products in a timely manner; (i) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (j) the ability of FCG to effectively manage client expectations in all areas of its business; and (k) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)


                               3 Months Ended       9 Months Ended
                             ------------------  --------------------
                             Sept 24,  Sept 26,  Sept 24,   Sept 26,
                               2004      2003      2004       2003
                             --------- --------- ---------- ---------
Revenues before
 reimbursements (net
 revenues)                   $66,008   $65,849   $200,028   $207,289
Reimbursements                 4,430     4,060     12,866     11,725
                             --------  --------  ---------  ---------
     Total revenues           70,438    69,909    212,894    219,014

Cost of services before
 reimbursable expenses        44,227    46,324    134,621    141,916
Reimbursable expenses          4,430     4,060     12,866     11,725
                             --------  --------  ---------  ---------
     Total cost of services   48,657    50,384    147,487    153,641

                             --------  --------  ---------  ---------
     Gross profit             21,781    19,525     65,407     65,373

Selling expenses               6,616     7,582     21,144     24,234
General and administrative
 expenses                     13,068    14,831     38,819     45,020
Restructuring charges              -     4,179          -      8,093
                             --------  --------  ---------  ---------
     Operating income (loss)   2,097    (7,067)     5,444    (11,974)
Interest income, net             185       232        529        760
Other income (expense), net       18      (160)      (113)      (164)
Expense for premium on
 repurchase of stock               -         -     (1,561)         -
                             --------  --------  ---------  ---------
     Income (loss) before
      income taxes and
      cumulative effect of
      change in accounting
      principle, net of tax    2,300    (6,995)     4,299    (11,378)

Income tax provision
 (benefit)                     1,035    (2,448)     2,637     (3,982)
                             --------  --------  ---------  ---------
     Income (loss) before
      cumulative effect of
      change in accounting
      principle, net of tax    1,265    (4,547)     1,662     (7,396)
Cumulative effect of change
 in accounting principle,
 net of tax                        -         -          -     (2,597)
                             --------  --------  ---------  ---------
     Net income (loss)        $1,265   $(4,547)    $1,662    $(9,993)
                             ========  ========  =========  =========

Basic EPS:
     Income (loss) before
      cumulative effect of
      change in accounting
      principle, net of tax    $0.05    $(0.18)     $0.07     $(0.30)
     Cumulative effect of
      change in accounting
      principle, net of tax        -         -          -      (0.10)
                             --------  --------  ---------  ---------
Net income (loss)              $0.05    $(0.18)     $0.07     $(0.40)
                             ========  ========  =========  =========

Diluted EPS:
     Income (loss) before
      cumulative effect of
      change in accounting
      principle, net of tax    $0.05    $(0.18)     $0.07     $(0.30)
     Cumulative effect of
      change in accounting
      principle, net of tax        -         -          -      (0.10)
                             --------  --------  ---------  ---------
Net income (loss)              $0.05    $(0.18)     $0.07     $(0.40)
                             ========  ========  =========  =========
Basic weighted avg. shares    24,339    24,944     24,612     24,752
Diluted weighted avg. shares  24,405    24,944     24,789     24,752


Note: certain reclassifications have been made to the 2003 results to conform to the 2004 presentation



First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
(in thousands except per share data)

                                                   Sep. 24   Dec. 26
                                                      2004      2003
                                                   --------  --------

Cash, cash equivalents, and investments            $47,106   $62,645
Accounts receivable, net                            23,606    27,564
Unbilled receivables                                12,887     9,947
Current assets                                      92,022   106,132
Total assets                                       142,873   157,401
Current liabilities                                 38,820    42,507
Long-term debt                                           -         -
Total stockholders' equity                          92,260   101,810


Selected Business Metrics

                                          Q3    Q2    Q1    Q4    Q3
                                         2004  2004  2004  2003  2003
                                        ----- ----- ----- ----- ------

Revenues before reimbursements (net
 revenues) ($ in millions)              66.0  67.9  66.1  64.8   65.8
Out-of-pocket reimbursements ($ in
 millions)                               4.4   4.5   4.0   3.9    4.1
  Total revenues ($ in millions)        70.4  72.4  70.1  68.7   69.9
Gross margin %                          33.0  33.3  31.8  32.9   29.6
Selling expense %                       10.0  10.6  11.1  10.6   11.5
General and admin expense %             19.8  20.0  18.4  20.3   22.5
Operating income (loss) % (see note 1
 below)                                  3.2   2.7   2.3  (3.6) (10.7)
Utilization %                           75.5  79.7  77.2  76.1   74.7
Total associates                        2409  2287  2226  2066   2084
Billable associates                     1279  1187  1150  1058   1078
Outsourcing associates                   782   766   749   697    662
Days sales outstanding                    40    38    40    38     43

Note: Operating income percentage is inclusive of a restructuring charge of $3.6 million (5.6% of revenue) in Q4 2003 and $4.2 million (6.3% of revenue) in Q3 2003


Delivery Units Selected Financial Metrics

Health Delivery                       Q3     Q2     Q1     Q4     Q3
                                     2004   2004   2004   2003   2003
Revenues before reimbursements
 (net revenues)($ in millions)      16.3   16.4   15.6   15.6   16.2
Out-of-pocket reimbursable expenses
 ($ in millions)                     2.2    2.2    2.0    2.3    2.4
Total revenues ($ in millions)      18.5   18.6   17.6   17.9   18.6
Gross margin %                      45.2   48.5   44.7   43.1   42.2
Utilization %                       82.0   83.9   75.9   75.3   72.5
Billable associates                  213    191    200    207    228
Total associates                     239    217    226    238    259

Health Plan                           Q3     Q2     Q1     Q4     Q3
                                     2004   2004   2004   2003   2003
Revenues before reimbursements
 (net revenues)($ in millions)       3.8    3.6    4.2    5.2    6.2
Out-of-pocket reimbursable expenses
 ($ in millions)                     0.5    0.7    0.6    0.8    0.8
Total revenues ($ in millions)       4.3    4.3    4.8    6.0    7.0
Gross margin %                      30.8   27.0   42.6   42.7   43.6
Utilization %                       77.1   90.3   77.8   82.6   81.8
Billable associates                   44     48     45     50     58
Total associates                      51     54     50     56     70

Life Sciences                         Q3     Q2     Q1     Q4     Q3
                                     2004   2004   2004   2003   2003
Revenues before reimbursements
 (net revenues)($ in millions)       8.8    9.2    8.9    8.3    8.8
Out-of-pocket reimbursable expenses
 ($ in millions)                     0.3    0.3    0.2    0.3    0.3
Total revenues ($ in millions)       9.1    9.5    9.1    8.6    9.1
Gross margin %                      42.4   42.2   43.0   37.1   27.2
Utilization %                       58.8   76.2   71.0   65.1   63.9
Billable associates                  205    171    179    189    215
Total associates                     257    204    215    226    270

Health Delivery Outsourcing           Q3     Q2     Q1     Q4     Q3
                                     2004   2004   2004   2003   2003
Revenues before reimbursements
 (net revenues)($ in millions)      24.4   25.4   25.2   23.6   23.2
Out-of-pocket reimbursable expenses
 ($ in millions)                     0.2    0.1    0.1    0.1    0.1
Total revenues ($ in millions)      24.6   25.5   25.3   23.7   23.3
Gross margin %                      16.6   17.9   16.7   16.7   14.1
Total associates                     546    571    566    571    569

Meditech Service Center               Q3     Q2     Q1     Q4     Q3
                                     2004   2004   2004   2003   2003
Revenues before reimbursements
 (net revenues)($ in millions)       6.4    6.2    5.5    5.4    4.7
Out-of-pocket reimbursable expenses
 ($ in millions)                     0.4    0.4    0.4    0.4    0.4
Total revenues ($ in millions)       6.8    6.6    5.9    5.8    5.1
Gross margin %                      32.3   33.7   30.9   40.9   34.1
Billable associates                   58     56     60     58     56
Outsourcing associates                48     42     42     56     19
Total associates                     121    114    122    121     82

Other Business Units                  Q3     Q2     Q1     Q4     Q3
                                     2004   2004   2004   2003   2003
Revenues before reimbursements
 (net revenues)($ in millions)       6.4    7.1    6.7    6.7    6.7
Out-of-pocket reimbursable expenses
 ($ in millions)                     0.2    0.2    0.2    0.1    0.1
Total revenues ($ in millions)       6.6    7.3    6.9    6.8    6.8
Gross margin %                      30.0   33.6   27.4   36.3   32.6
Billable associates                  344    291    271    249    249
Outsourcing associates                43     44     48     50     52
Total associates                     437    385    368    347    350

Shared Service Centers                Q3     Q2     Q1     Q4     Q3
                                     2004   2004   2004   2003   2003

Billable associates                  415    429    394    303    271
Outsourcing associates               142    109     93     20     22
Total associates                     617    601    536    356    323


    CONTACT: First Consulting Group
             Luther Nussbaum, Chairman and Chief Executive Officer
             562-624-5221
             lnussbaum@fcg.com
              or
             Chuck McBride, Chief Financial Officer
             562-624-5300
             cmcbride@fcg.com
              or
             Thomas Reep, VP Investor Relations
             562-624-5250
             treep@fcg.com